Exhibit 99.1
ERT Reports Second Quarter 2010 Results
•	Revenues of $29.1 million for second quarter

•	GAAP diluted net income per share of $0.02 for second quarter / Non-GAAP diluted net income per share of $0.08 for second quarter

•	Bookings of $51.0 million

•	Backlog reaches $299.4 million

•	2010 guidance for GAAP diluted net income per share of $0.16 to $0.21 / Non-GAAP diluted net income per share of between $0.34 and $0.39
PHILADELPHIA, August 9, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries, announced today results for the three and six months ended June 30, 2010. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results include results related to the acquisition of CareFusion Research Services (RS) that was completed on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangible and other assets and acquisition and other costs related to the recent acquisition of RS and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial highlights for the second quarter of 2010
•	Net revenues were $29.1 million for the second quarter of 2010 compared to $21.9 million for the first quarter of 2010 and $24.2 million a year ago. Revenues from RS from the date of acquisition to June 30, 2010 were $5.7 million.
•	Gross margin percentage was 54.4% in the second quarter of 2010 compared to 53.8% for the first quarter of 2010 and 52.3% a year ago.
•	GAAP operating income margin percentage was 3.6% in the second quarter of 2010 compared to 12.6% for the first quarter of 2010 and 20.0% a year ago. Non-GAAP operating income margin percentage was 19.7% in the second quarter of 2010 compared to 16.0% for the first quarter of 2010 and 20.0% a year ago.
•	GAAP net income was $0.8 million, or $0.02 per diluted share, in the second quarter of 2010 compared to $1.8 million, or $0.04 per diluted share, in the first quarter of 2010 and $2.5 million, or $0.05 per diluted share, a year ago. Non-GAAP net income was $4.0 million, or $0.08 per diluted share, in the second quarter of 2010 compared to $2.2 million, or $0.05 per diluted share, in the first quarter of 2010 and $2.5 million, or $0.05 per diluted share, a year ago.
•	Cash flow from operations was $7.1 million in the second quarter of 2010, compared to $5.3 million in the first quarter of 2010 and $10.0 million a year ago.

•	Cash and investments totaled $22.6 million at June 30, 2010 compared to $78.8 million on December 31, 2009. ERT had $23.0 million in debt at June 30, 2010 related to the funding of the RS acquisition and related working capital requirements.
•	New bookings were $51.0 million in the second quarter of 2010 compared to $43.3 million for the first quarter of 2010 and $35.7 million a year ago. Included in the second quarter of 2010 were $7.4 million of new bookings from RS.
•	The gross book-to-bill ratio was 1.8 in the second quarter of 2010 compared to 2.0 in the first quarter of 2010 and 1.5 a year ago.
•	Backlog was $299.4 million as of June 30, 2010 compared to $182.7 million as of March 31, 2010 and $153.7 million a year ago. The annualized cancellation rate was 9.7% in the second quarter of 2010 compared to 21.3% in the first quarter of 2010 and 16.1% a year ago. Included in the second quarter backlog is $103.4 million in backlog from RS.
Financial highlights for the first six months of 2010
•	Net revenues were $51.0 million for the first six months of 2010 compared to $48.0 million in the comparable period a year ago. Revenues from RS from the date of acquisition to June 30, 2010 were $5.7 million.
•	Gross margin percentage was 54.1% in the first six months of 2010 compared to 51.4% for the comparable period a year ago.
•	GAAP operating income margin percentage was 7.5% in the first six months of 2010 compared to 17.1% in the comparable period a year ago. Non-GAAP operating income margin percentage was 18.1% in the first six months of 2010 compared to 17.1% for the comparable period a year ago.
•	GAAP net income was $2.6 million, or $0.05 per diluted share, in the first six months of 2010 compared to $4.6 million, or $0.09 per diluted share, in the comparable period a year ago. Non-GAAP net income was $6.3 million, or $0.13 per diluted share, in the first six months of 2010 compared to $4.6 million, or $0.09 per diluted share, in the comparable period a year ago.
•	Cash flow from operations was $12.4 million in the first six months of 2010 compared to $19.1 million in the comparable period a year ago.
•	New bookings were $94.2 million in the first six months of 2010 compared to $66.9 million for the comparable period a year ago. Included in the first six months of 2010 were $7.4 million of bookings from RS.

“The second quarter saw a significant growth in revenues, primarily as a result of the RS acquisition, but also with increases from the legacy ERT business,” commented Dr. Michael McKelvey, President and CEO of ERT. “Gross margins continued to increase, which reflected both volume increases as well as efficiency gains. The general business environment across all our product lines — cardiac safety, respiratory, and ePRO — continued to improve, as seen in another strong bookings quarter, strong backlog gains, and higher levels of overall business development activities. We saw our third consecutive quarter of increased Thorough QT bookings, which serves as an indication of renewed activity in this part of the market.”
“The second quarter marked a fundamental strategic shift in our business,” continued Dr. McKelvey. “With our recent acquisition of RS, ERT has evolved from a single-product company to a provider of multiple services to our key clients. We have added respiratory services, expanded multi-mode ePRO services, expanded cardiac safety services, and clinical trial devices to our product offerings. These additional services and devices — both individually and in combination — will be important drivers of our future growth. With the renewed strength in our core cardiac safety business and the contribution from RS, we believe we have a strong foundation moving into 2011. The client and investor reactions to the RS acquisition have been very positive.”
2010 Guidance
ERT issued guidance for the second half of 2010 and for the full year 2010 that includes the full impact of the RS acquisition. ERT expects net revenues of between $84 million and $89 million for the second half of 2010, resulting in net revenues of between $135 million and $140 million for the full year 2010. For the second half of 2010, ERT expects GAAP diluted net income per share to be between $0.11 to $0.16 and non-GAAP diluted net income per share to be between $0.21 and $0.26. This results in guidance for the full year 2010 for GAAP diluted net income per share of between $0.16 and $0.21 and non-GAAP diluted net income per share of between $0.34 and $0.39.
Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs, both of which are related to the recent acquisition of RS, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the recent acquisition, which include such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.
ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its recent acquisition of RS, and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income primarily as a result of the acquisition costs not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.

Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, development of budgets, and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s recent acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures, and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on August 9, 2010. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 442701.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=70778. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. It is also a leading provider of centralized respiratory technology and services to evaluate pulmonary function efficacy and safety in clinical development. ERT also provides solutions to streamline the clinical trials process by automating the collection, analysis, and distribution of ePRO clinical data using multi-mode technology in all phases of clinical development as well as providing selected medical devices for the clinical trials and healthcare industries.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the pharmaceutical, biotechnology and medical device industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Net revenues:
Services	$16,215	$18,697	$32,323	$33,532
Site support	6,878	10,399	13,138	17,432
EDC licenses and services	1,083	—	2,501	—

Total net revenues	24,176	29,096	47,962	50,964

Costs of revenues:
Cost of services	7,671	8,325	15,364	15,636
Cost of site support	3,470	4,957	7,105	7,756
Cost of EDC licenses and services	397	—	863	—

Total costs of revenues	11,538	13,282	23,332	23,392

Gross margin	12,638	15,814	24,630	27,572

Operating expenses:
Selling and marketing	3,274	3,941	6,700	7,349
General and administrative	3,527	9,753	7,604	14,498
Research and development	993	1,069	2,142	1,927

Total operating expenses	7,794	14,763	16,446	23,774

Operating income	4,844	1,051	8,184	3,798
Other (expense) income, net	(409)	396	(293)	496

Income before income taxes	4,435	1,447	7,891	4,294
Income tax provision	1,887	621	3,273	1,716

Net income	$2,548	$826	$4,618	$2,578

Net income per share:
Basic	$0.05	$0.02	$0.09	$0.05
Diluted	$0.05	$0.02	$0.09	$0.05

Shares used in computing net income per share:
Basic	48,866	48,831	49,872	48,753
Diluted	49,175	49,383	50,169	49,114

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2009	June 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$68,979	$22,504
Short-term investments	9,782	50
Investment in marketable securities	1,026	972
Accounts receivable less allowance for doubtful accounts of $548 and $507, respectively	16,579	31,670
Inventory	—	3,160
Prepaid income taxes	2,698	3,022
Prepaid expenses and other	3,308	6,498
Deferred income taxes	1,649	1,670

Total current assets	104,021	69,546

Property and equipment, net	24,205	38,261
Goodwill	34,676	71,990
Intangible assets	1,607	21,717
Other assets	352	337

Total assets	$164,861	$201,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,007	$6,843
Accrued expenses	5,990	13,055
Income taxes payable	346	—
Deferred revenues	11,728	12,174

Total current liabilities	21,071	32,072

Deferred rent	2,357	2,241
Deferred income taxes	2,502	2,765
Long-term debt	—	23,000
Other liabilities	1,259	2,256

Total liabilities	27,189	62,334

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,189,235 and 60,444,045 shares issued, respectively	602	604
Additional paid-in capital	97,367	99,051
Accumulated other comprehensive loss	(1,580)	(3,999)
Retained earnings	121,166	123,744
Treasury stock, 11,589,603 shares at cost	(79,883)	(79,883)

Total stockholders’ equity	137,672	139,517

Total liabilities and stockholders’ equity	$164,861	$201,851

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2009	2010

Operating activities:
Net income	$4,618	$2,578
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	(530)	—
Depreciation and amortization	6,620	6,307
Cost of sales of equipment	26	4
Provision for uncollectible accounts	210	—
Share-based compensation	1,515	1,425
Deferred income taxes	1,421	216
Changes in operating assets and liabilities:
Accounts receivable	11,987	(1,722)
Inventory	—	(436)
Prepaid expenses and other	(1,277)	(925)
Accounts payable	683	1,227
Accrued expenses	(3,447)	4,925
Income taxes	(4,602)	(1,120)
Deferred revenues	1,829	102
Deferred rent	(3)	(204)

Net cash provided by operating activities	19,050	12,377

Investing activities:
Purchases of property and equipment	(2,520)	(8,773)
Purchases of investments	—	(999)
Proceeds from sales of investments	—	10,731
Payments related to sale of EDC operations	(1,150)	—
Payments for acquisitions	(655)	(80,475)

Net cash used in investing activities	(4,325)	(79,516)

Financing activities:
Proceeds from long-term debt	—	23,000
Repayment of capital lease obligations	(43)	—
Proceeds from exercise of stock options	72	205
Stock option income tax benefit	62	12
Repurchase of common stock for treasury	(14,038)	—

Net cash (used in) provided by financing activities	(13,947)	23,217

Effect of exchange rate changes on cash	1,575	(2,553)

Net increase (decrease) in cash and cash equivalents	2,353	(46,475)
Cash and cash equivalents, beginning of period	66,376	68,979

Cash and cash equivalents, end of period	$68,729	$22,504

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2010	June 30, 2010	2009	2010
Net revenues	$24,176	$21,868	$29,096	$47,962	$50,964

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$4,844	$2,747	$1,051	$8,184	$3,798
Amortization of acquired intangibles and other assets	—	—	833	—	833
Acquisition and integration related costs	—	741	3,840	—	4,581

Non-GAAP operating income	$4,844	$3,488	$5,724	$8,184	$9,212

Non-GAAP operating income margin percentage	20.0%	16.0%	19.7%	17.1%	18.1%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income and diluted net income per share:
GAAP net income	$2,548	$1,752	$826	$4,618	$2,578
Amortization of acquired intangibles and other assets	—	—	833	—	833
Acquisition and integration related costs	—	741	3,840	—	4,581
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	—	(284)	(1,529)	—	(1,689)

Non-GAAP net income	$2,548	$2,209	$3,970	$4,618	$6,303

Non-GAAP net income margin percentage	10.5%	10.1%	13.6%	9.6%	12.4%

GAAP diluted net income per share	$0.05	$0.04	$0.02	$0.09	$0.05

Non-GAAP diluted net income per share	$0.05	$0.05	$0.08	$0.09	$0.13

Shares used in computing diluted net income per share	49,175	48,845	49,383	50,169	49,114
Assumed effective tax rate — Non-GAAP	42.5%	35.0%	35.0%	41.5%	35.0%

Non-GAAP net income margin percentage is calculated by dividing non-GAAP net income by net revenues

	Six Months		Year
	Ended December 31, 2010		Ended December 31, 2010
	High Range	Low Range	High Range	Low Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.16	$0.11	$0.21	$0.16
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.10	0.10	0.12	0.12
Acquisition and integration related costs	0.03	0.03	0.12	0.12
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.03)	(0.03)	(0.06)	(0.06)

Non-GAAP estimate of diluted net income per share	$0.26	$0.21	$0.39	$0.34

Shares used in computing estimated diluted net income per share	49,500	49,500	49,303	49,303
Assumed effective tax rate — GAAP	40.0%	40.0%	40.0%	40.0%
Assumed effective tax rate — Non-GAAP	35.0%	35.0%	35.0%	35.0%